UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Gray Television, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia  30319

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on June 5, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 9:30 a.m., Eastern time, on June 5, 2013, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

1.	The election of nine members of Gray Television, Inc.’s Board of Directors;

2.	The ratification of the appointment of McGladrey LLP as Gray Television, Inc.’s independent registered public accounting firm for 2013; and

3.	Such other business and matters or proposals as may properly come before the meeting.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 28, 2013 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders of record at the close of business on March 28, 2013 and to any invitees of Gray Television, Inc.

Your vote is very important. Regardless of whether you intend to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and vote in person.

By Order of the Board of Directors, Hilton H. Howell, Jr. Chief Executive Officer

Atlanta, Georgia

April 25, 2013

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia  30319

PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on June 5, 2013

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of our common stock, no par value per share, and our Class A common stock, no par value per share, in connection with the solicitation of proxies by the Board for use at our 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on June 5, 2013, at 9:30 a.m., Eastern time, and at any adjournments or postponements thereof. For directions to the location of the 2013 Annual Meeting, you may contact our corporate offices at (404) 266-8333. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about April 25, 2013.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated vote via the Internet or by telephone, by delivering written notice of the revocation of the proxy to our Vice President Law and Development prior to the 2013 Annual Meeting, or by attending and voting at the 2013 Annual Meeting. Attendance at the 2013 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2013 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board and FOR the ratification of the Company’s independent registered public accounting firm, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2013 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and regular employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the common stock and the Class A common stock as of the record date for the 2013 Annual Meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 28, 2013 as the record date for determining holders of the common stock and the Class A common stock entitled to notice of, and to vote at, the 2013 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock on that date will be entitled to notice of, and to vote at, the 2013 Annual Meeting. As of the record date, 5,753,020 shares of our Class A common stock and 52,163,534 shares of our common stock were outstanding, including 382,062 shares of restricted common stock as to which the holder had voting, but not dispositive, power. Each share of outstanding Class A common stock is entitled to ten votes, and each share of outstanding common stock is entitled to one vote, for each director nominee and each other matter to be acted upon at the 2013 Annual Meeting. The total number of possible votes for each director nominee, and for each other matter to be acted upon, is 109,693,734.

Shareholders of record may vote by:

•	voting via the Internet at http://www.proxyvote.com and following the instructions on the enclosed proxy card;

•	voting by telephone at 1-800-690-6903 as directed on the enclosed proxy card;

•	completing and mailing the enclosed proxy card; or

•	attending the 2013 Annual Meeting and voting in person.

Instructions for voting are included on the proxy card.

You may revoke your proxy by:

•	signing and properly submitting another proxy with a later date so that it is received before the polls close at the 2013 Annual Meeting;

•	voting by telephone or the Internet on or before 11:59 p.m., Eastern time, on June 4, 2013;

•	giving written notice of the revocation of your proxy to the Company’s Vice President Law and Development prior to the 2013 Annual Meeting; or

•	voting in person at the 2013 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting

The following information can be found at http://www.proxyvote.com:

•	Notice of Annual Meeting;

•	Proxy Statement;

•	2012 Annual Report on Form 10-K; and

•	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2013 Annual Meeting. A number of votes greater than a majority of possible votes, or 54,846,868 votes (including abstentions and broker non-votes (described below)), represented in person or by proxy will constitute a quorum. Votes cast by proxy or in person at the 2013 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2013 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2013 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2013 Annual Meeting will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2013 Annual Meeting.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of our common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will only be entitled to (but will not be required to) vote the shares FOR the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013.

If your shares are held by a bank, broker or other nominee in “street name,” that record holder will generally be prohibited from voting your shares on any matter other than with respect to the ratification of our independent auditors, unless you inform the record holder how your shares should be voted. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to any other proposals voted on at the meeting. Additionally, the record holder may elect not to vote your shares with respect to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Required Vote

With respect to Proposal 1 regarding the election of the director nominees, a majority of the votes cast is not required for election; instead, each director nominee will be elected by a plurality of the votes cast in person or by proxy at the 2013 Annual Meeting, which means that the nine nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

With respect to Proposal 2, ratification of the appointment of McGladrey LLP as Gray’s independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2013 Annual Meeting. Under NYSE rules, if your shares are held in “street name,” the record holder is permitted, but is not required, to vote your shares with respect to the ratification of the appointment of McGladrey LLP as Gray’s independent registered public accounting firm for 2013 even if the record holder does not receive voting instructions from you. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2013 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2013 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, Gray’s Articles of Incorporation or Gray’s Bylaws, or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

•	“FOR” the election of the nine nominees to the Board of Directors to hold office until the 2014 Annual Meeting or until their successors are duly elected and qualified; and

•	“FOR” the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Unexecuted or Unclear Proxies

If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2013 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees and FOR the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2013 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

At the 2013 Annual Meeting, nine directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Management Personnel Committee prior to or at the 2013 Annual Meeting. In such circumstances, if no substitute is selected by the Management Personnel Committee prior to or at the 2013 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election. Pursuant to our Bylaws and resolutions of the Board, the size of the Board is currently set at nine directors.

Set forth below is information concerning each of the nominees as of April 25, 2013.

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	51	Director, Vice Chairman and Chief Executive Officer
William E. Mayher, III	1990	74	Chairman of the Board of Directors
Robert S. Prather, Jr.	1993	68	Director, President and Chief Operating Officer
Richard L. Boger	1991	66	Director
T. L. Elder	2003	74	Director
Robin R. Howell	2012	48	Director
Howell W. Newton	1991	66	Director
Hugh E. Norton	1987	80	Director
Harriett J. Robinson	1997	82	Director

Hilton H. Howell, Jr. has been our Chief Executive Officer since August 2008, has served as Vice Chairman since September 2002 and has been a director since 1993. He previously served as our Executive Vice President from September 2002 to August 2008. He is a member of the Executive Committee of our Board. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. He served as Chairman of the Board of Triple Crown Media, Inc. from December 2005 until December 2009. Mr. Howell also serves as a director of Atlantic American Corporation and its subsidiaries American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the son-in-law of Mrs. Harriett J. Robinson, a member of our Board, and J. Mack Robinson, our largest shareholder, as well as the husband of Mrs. Robin R. Howell, a member of our Board. In addition to his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also has practiced as an attorney in a variety of roles, and his experience in that discipline adds a legal perspective to the decisions facing the Board.

William E. Mayher, III has served as Chairman of our Board since August 1993, and is the Chairman of the Executive Committee and a member of the Audit Committee and the Management Personnel Committee of our Board. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is the Past Chairman of the Medical College of Georgia Foundation Board and served as Chairman of Blue Cross Blue Shield of Georgia and as a member of the Board of Directors of the American Association of Neurological Surgeons. He also serves as Chairman of the Albany Regional Airport Commission. Dr. Mayher is a member of the Georgia Aviation Hall of Fame Board, and he is also a Senior FAA Aviation Medical Examiner. Dr. Mayher has been an active member of our Board for over 20 years, and his tenure provides stability and a familiarity with our operations.  As evidence of the breadth of his knowledge, he currently serves on all of the Board’s committees as a source of continued and reliable leadership.

Robert S. Prather, Jr. has served as our President and Chief Operating Officer since September 2002 and as one of our directors since 1993. He is a member of the Executive Committee of our Board. He has served as President and a director of our subsidiaries Gray Television Group, Inc. and WVLT-TV, Inc., since 2002. He has served as President and Chief Executive Officer of Southern Community Newspapers, Inc. (“SCN”) from May 2005 to December 30, 2005, and has served in that position since November 2007. SCN filed for protection under Chapter 11 of the U.S. bankruptcy code on September 14, 2009. SCN emerged from bankruptcy effective December 8, 2009. He also serves as a member of the Board of Directors for GAMCO Investors, Inc., Gaylord Entertainment Company and Draper Holdings Business Trust. He served as an advisory director of Swiss Army Brands, Inc. until 2011. He previously served on the Board of Trustees of the Georgia World Congress Center Authority, serving as its Chairman for the three years ended December 31, 2010. Mr. Prather’s background as both our current Chief Operating Officer and having served as a former chief executive officer lends a unique perspective to the Board.  He possesses a wealth of knowledge about our industry and his tenure on the Board provides consistent leadership.

Richard L. Boger is the Chairman of the Management Personnel Committee and a member of the Audit Committee of Gray’s Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, since July 2003, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He also serves as a member of the Board of Trustees of Corner Cap Group of Funds, a series mutual fund. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his current position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his present service as a partner and business manager in three investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

T.L. (Gene) Elder is a member of the Audit Committee of our Board. From 1994 to 2004, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers which was acquired by Spherion Staffing Services in March 2010, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial and accounting expertise.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has had a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the daughter of Mrs. Robinson and J. Mack Robinson, our largest shareholder, and the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors and Executive Committee of the High Museum of Art, the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provides valuable insight to the Company and elevates the Company’s profile in the community.

Howell W. Newton is Chairman of the Audit Committee of our Board. Since 1978, Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a real estate and investment company. Mr. Newton’s many years of executive service with a financial services company provides the Board with considerable financial expertise.  His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Hugh E. Norton is a member of the Management Personnel Committee of our Board. Mr. Norton has been President of Norco Holdings, Inc., an insurance agency, since 1973 and also is a real estate developer in Destin, Florida. Prior to that, he was Regional Manager of Security Insurance Group where he served for 15 years.  Mr. Norton brings to the Board a wealth of business experience based on his many years of service as an executive, as well as a unique perspective based on the regulatory and local government issues he faces as a developer.  As the director with the longest tenure on our Board, he also serves as an ongoing source for industry-specific knowledge.

Harriett J. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the mother of Mrs. Robin R. Howell and the mother-in-law of Mr. Hilton H. Howell, Jr., both members of our Board, and the wife of J. Mack Robinson, our largest shareholder. Mrs. Robinson’s active service on our Board and on the boards of several other companies for a number of years provides capable leadership and a familiarity with the operational issues facing organizations in today’s business climate.  She lends a diverse voice to the Board’s deliberations, and her civic involvement and philanthropic activities provide a critical link to the community, particularly to women in business.

The Board of Directors recommends a vote FOR each of the director nominees.

PROPOSAL 2

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2013

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed McGladrey LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2013. McGladrey LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of McGladrey LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of McGladrey LLP as Gray’s independent registered public accounting firm for 2013 under this proposal, it is contemplated that the appointment of McGladrey LLP for the 2013 fiscal year will nevertheless be permitted to stand unless the Audit Committee, on reconsideration, finds other compelling reasons for making a change.

Representatives of McGladrey LLP are expected to be present at the 2013 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by McGladrey LLP for 2012 and 2011 were as follows:

	2012 ($)	2011 ($)
Audit fees(1)	820,000	800,915
Audit-related fees(2)	108,464	108,181
Tax fees	-	-
All other fees(3)	57,500	30,000

Total	985,964	939,096

(1)	Audit fees include fees for the audit of the Company’s financial statements and internal control over financial reporting, and fees for quarterly reviews of our reports on Form 10-Q.

(2)	Audit related fees were for audits of our employee benefit plans.

(3)	All other fees were for services provided in connection with various financing activities.

All audit related services, tax services and other non-audit services provided to the Company by McGladrey must be, and all such services and the expenses for such services in 2012 and 2011 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of McGladrey LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with McGladrey LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of McGladrey LLP as the Company’s independent registered public accounting firm for 2013.

CORPORATE GOVERNANCE

We are in compliance with all applicable NYSE corporate governance rules. We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted, the waiver will be disclosed in an SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee and our Management Personnel Committee, which acts as our Nominating and Corporate Governance Committee and as our Compensation Committee under separate written charters, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the Corporate Governance section under the heading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333 or may be requested via mail on our website at www.gray.tv in the Info Request section.

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following directors are independent in accordance with Sections 303A.02(a) and (b) of the NYSE listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Dr. Mayher and Messrs. Boger, Elder, Newton and Norton. In making its independence determinations, the Board considered the following relationships between the Company and our directors, entities associated with directors, or members of their immediate families.

•	Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Robinson;

•	Mr. Prather’s status as an executive officer; and

•	Mrs. Howell’s and Mrs. Robinson’s family relationships with each other and Mr. Howell.

After such consideration, our Board has determined that five of our nine current directors and director nominees are independent in accordance with the listing standards of the NYSE and the standards set forth in the IRC and the Exchange Act.

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Vice President Law and Development, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Vice President Law and Development. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All members of our Board attended the 2012 Annual Meeting of Shareholders in person.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors met in executive session four times during 2012. Dr. Mayher, as the Chairman of the Board, presides over the executive sessions. Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Currently, Mr. Howell serves in the role of Chief Executive Officer, while Dr. Mayher, who is an independent director, serves as Chairman of the Board. We believe the resulting structure is appropriate for Gray at this time because it allows us to make the best use of the capabilities of these individuals in their respective roles while indicating to our shareholders that we also value the perspective of independent leadership on our Board. With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. The Company did not engage in any such related party transactions in 2012.

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management. The Audit Committee assists the Board in fulfilling this risk management oversight function. The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

BOARD COMMITTEES AND MEMBERSHIP

The Board held five meetings during 2012. During 2012, each of the directors attended at least 80% of the meetings of the Board and meetings of all committees of the Board on which such directors served.

Our Board has the following committees: the Audit Committee, the Executive Committee and the Management Personnel Committee, which functions as a Compensation Committee and as a Nominating and Corporate Governance Committee. The Executive Committee is authorized between meetings of the Board, to manage and direct our affairs, except as otherwise provided by law or as otherwise directed by the Board. All actions by the Executive Committee are subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration. The Executive Committee met once during 2012. The members of the Executive Committee are Messrs. Howell, Mayher (as Chairman) and Prather.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is governed by a written Audit Committee Charter, which can be found on our website at www.gray.tv in the Corporate Governance section under the heading Governance Documents. The Audit Committee held five meetings during 2012. The members of the Audit Committee are Messrs. Boger, Elder, Mayher and Newton (as Chairman). The Board has affirmatively determined that T.L. (Gene) Elder is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of Mr. Elder as an audit committee financial expert does not impose on him any duties, obligations or liability that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading Report of Audit Committee.

The Management Personnel Committee functions as both the Compensation Committee and the Nominating and Corporate Governance Committee. The Management Personnel Committee has adopted separate written charters to govern its activities as the Compensation Committee and as the Nominating and Corporate Governance Committee, respectively, copies of which are available on our website at www.gray.tv in the Corporate Governance section under the heading Governance Documents. In its capacity as the Compensation Committee, the Management Personnel Committee establishes and reviews the overall compensation philosophy of the Company; reviews and approves our goals and objectives relevant to the CEO’s and other executive officers’ compensation; and evaluates the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, determines and approves compensation of the CEO and other executive officers. In this capacity, the Management Personnel Committee also administers the Company’s various equity incentive plans. The Management Personnel Committee held five meetings in 2012, during which meetings it performed the functions of both the Compensation Committee and the Nominating and Corporate Governance Committees. Its current members are Messrs. Boger (as Chairman, beginning in December 2012) and Norton, and Dr. Mayher. The Board has affirmatively determined that all current members of the Management Personnel Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Management Personnel Committee is set forth in this proxy statement under the heading Report of Management Personnel Committee.

In its capacity as our Nominating and Corporate Governance Committee, the Management Personnel Committee assists the Board in fulfilling its responsibilities to shareholders by identifying and screening individuals qualified to become our directors, recommending candidates to the Board for all directorships, evaluating the set of corporate governance principles and guidelines applicable to us that the Board has adopted, and overseeing the evaluation of the Board and management. In recommending candidates to the Board for nomination as directors, the Management Personnel Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Management Personnel Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Management Personnel Committee considers such characteristics together with the other qualities considered necessary by the Management Personnel Committee, such as requisite judgment, skill, integrity and experience. The Management Personnel Committee does not assign a particular weight to these individual factors. Rather, the Management Personnel Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, we have not used a recruiting firm to assist with this process.

The Management Personnel Committee will consider recommendations for director nominees submitted by shareholders. The Management Personnel Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to our Vice President Law and Development, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Vice President Law and Development, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

BENEFICIAL SHARE OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 28, 2013 by (i) any person who is known to us to be the beneficial owner of more than five percent of our Class A common stock or our common stock, (ii) each director and director nominee, (iii) each executive officer named in the summary compensation table below and (iv) all directors and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 5,753,020 shares of Class A common stock and 52,163,534 shares of common stock outstanding as of March 28, 2013. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTN.A)		Common Stock Beneficially Owned (GTN)		Combined Voting Percentage of Common Stock and Class A Common
Name	Shares	Percent	Shares	Percent	Stock
Richard L. Boger(1)	36	*	46,470	*	*
T. L. Elder(1)	2,000	*	40,768	*	*
Hilton H. Howell, Jr.(2)(4)	1,249,950	21.7%	1,450,465	2.8%	12.7%
Robin R. Howell(3)(4)	1,249,950	21.7%	1,450,465	2.8%	12.7%
William E. Mayher, III(1)	13,500	*	177,149	*	*
Howell W. Newton(1)	-	-	53,997	*	*
Hugh E. Norton(1)	13,500	*	77,149	*	*
Robert S. Prather, Jr.(5)	65,845	1.1%	404,109	*	1.0%
Harriett J. Robinson(4)(6)(7)	4,134,623	65.5%	1,635,486	3.1%	37.3%
J. Mack Robinson(4)(7)(8)(16)	4,134,623	65.5%	1,635,486	3.1%	37.3%
James C. Ryan(9)	-	-	96,465	*	*
Kevin P. Latek(10)	-	-	89,657	*	*
Caspian Capital LP(11)	-	-	2,756,174	5.3%	2.5%
Dimensional Fund Advisors LP(12)	-	-	3,128,163	6.0%	2.9%
FMR LLC(13)	-	-	7,427,397	14.2%	6.8%
Harvey Sandler(14)	360,475	6.3%	-	-	3.3%
Litespeed Management, L.L.C.(15)	-	-	4,371,538	8.4%	4.0%
All directors and executive officers as a group(16) (11 persons)	4,357,949	75.8%	3,280,315	6.3%	42.7%

*	Less than 1%.

(1)	Includes 9,030 restricted shares of common stock as to which he has voting, but not dispositive, power.

(2)
Includes: (a) 59,075 shares of Class A common stock and 27,754 shares of common stock (including the 9,030 shares of restricted common stock included in note 3 below) owned by Mr. Howell’s wife or children directly; (b) 563,900 shares of Class A common stock and 640,400 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; and (c) 110,046 restricted shares of common stock as to which he has voting, but not dispositive, power. Also includes options to purchase 38,266 shares of common stock.

(3)
Includes: (a) an aggregate of 69,370 shares of Class A common stock and 593,045 shares of common stock (including the 110,046 restricted shares of common stock included in note 2 above) owned by Mrs. Howell's husband; (b) options to purchase 38,266 shares of common stock held Mrs. Howell’s husband; (c) 9,030 restricted shares of common stock as to which she has voting, but not dispositive, power; (d) 500 shares of Class A common stock owned by her children; and (e) 563,900 shares of Class A common stock and 640,400 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. In addition, excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.

(4)
Includes an aggregate of 557,605 shares of Class A common stock and 151,000 shares of common stock owned by certain family-controlled entities as to which the individual or his or her spouse is one or more of the following:  officer, director, or principal or sole shareholder.

(5)
Includes: (a) 107,224 restricted shares of common stock as to which he has voting, but not dispositive, power; and (b) options to purchase 21,206 shares of common stock. Mr. Prather has pledged 199,771 shares of common stock as security for a loan.

(6)
Includes: (a) an aggregate of 438,776 shares of Class A common stock and 241,737 shares of common stock owned by Mrs. Robinson’s husband, J. Mack Robinson; (b) 9,030 restricted shares of common stock held by Mrs. Robinson as to which she has voting, but not dispositive, power; and (c) an aggregate of 1,753,080 shares of Class A common stock and 750,150 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, and for which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities.

(7)
Includes, as to Mr. Robinson and Mrs. Robinson, an aggregate of 490,298 shares of Class A common stock and 100,000 shares of common stock owned by Gulf Capital Services, Ltd., an entity controlled by Mr. Robinson.

(8)
Includes: (a) 894,864 shares of Class A common stock and 392,599 shares of common stock owned directly by Mr. Robinson’s wife, Harriett J. Robinson (including the 9,030 restricted shares of common stock included in note 6 above); and (b) an aggregate of 1,753,080 shares of Class A common stock and 750,150 shares of the common stock held by various trusts for the benefit of Mr. Robinson’s daughters or grandchildren, and for which Mrs. Robinson serves as trustee. Mr. Robinson disclaims beneficial ownership of all such securities.

(9)	Includes 50,791 restricted shares of common stock as to which he has voting, but not dispositive, power; and options to purchase 14,350 shares of common stock.

(10)	Includes 50,791 restricted shares of common stock as to which he has voting, but not dispositive, power and options to purchase 16,072 shares of common stock.

(11)
This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 13, 2013 by Caspian Capital LP and Caspian Credit Advisors, LLC. The address of Caspian Capital LP and Caspian Credit Advisors, LLC is 767 Fifth Avenue, New York, New York 10153.

(12)
This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(13)
This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC and also by Edward C. Johnson 3d and various entities which he directly or indirectly controls. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(14)
This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 8, 2013 by the Harvey Sandler Revocable Trust, The Harvey and Phyllis Sandler Foundation, Inc. and Harvey Sandler. The address of the Harvey Sandler Revocable Trust, The Harvey and Phyllis Sandler Foundation, Inc. and Harvey Sandler is 2080 NW Boca Raton Blvd. #6, Boca Raton, Florida 33431.

(15)
This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 14, 2013 by Litespeed Management, LLC, Litespeed Master Fund, Ltd. and also by Jamie Zimmerman. The address of Litespeed Management, LLC is 237 Park Avenue, Suite 900, New York, New York 10017. The address of Litespeed Master Fund, Ltd is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands. The address of Jamie Zimmerman is 237 Park Avenue, Suite 900, New York, New York 10017.

(16)	The addresses for each of the directors and executive officers of Gray Television, Inc., and for Mr. Robinson, is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Management Personnel Committee

The Management Personnel Committee of the Board serves as our Compensation Committee, maintaining responsibility for establishing and reviewing the overall executive compensation philosophy of the Company. The Management Personnel Committee also administers our executive compensation program by developing and evaluating director and officer compensation plans, policies and programs, approving the compensation of each of our executive officers and all television station General Managers, and establishing the compensation of our Board. For most of 2012, the Management Personnel Committee consisted of Messrs. Ray Deaver (as chairman), Mayher and Norton. In connection with the announcement of Mr. Deaver’s retirement from our Board in December 2012, the Board appointed Mr. Boger as a member and chairman of the Management Personnel Committee. The Management Personnel Committee currently consists of three members of our Board, Messrs. Boger, Mayher and Norton. The Board has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Named Executive Officers

The following discussion of executive compensation is focused primarily on the Company’s compensation policies and programs as they relate to, and amounts paid or payable to, our executive officers for services and contributions made during 2012. Our executive officers consisted of the following individuals, who are sometimes referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Position
Hilton H. Howell, Jr.	2000	51	Vice Chairman and Chief Executive Officer
Robert S. Prather, Jr.	1996	68	President and Chief Operating Officer
James C. Ryan	1998	52	Senior Vice President and Chief Financial Officer
Kevin P. Latek	2012	42	Vice President Law and Development and Secretary

Effective March 1, 2012, we appointed Kevin P. Latek as our General Counsel, Vice President Law and Development and Corporate Secretary.  Mr. Latek was appointed following the retirement of Robert A. Beizer from those positions in February 2012.

Overview of 2012 Performance and Compensation

In 2012, working with its compensation consultant, the Management Personnel Committee continued to execute on recent enhancements to our executive compensation programs, including:

•
striving to ensure an appropriate benchmarking of compensation for each executive role to market data for similar roles within the peer group, as described below, to evaluate appropriate market value of Gray’s executive positions;

•	establishing goals under the annual nonequity incentive compensation program based on achievement of certain quantifiable financial goals established in the first quarter of each fiscal year; and

•	applying appropriately updated methodologies and market data in making equity incentive compensation decisions for 2012, all as described below.

In fiscal year 2012, Gray recorded record revenue, including political revenue in the “on” year of the two-year election cycle, and operating results.

As a result of Gray’s record performance in 2012 and as further described under “-Annual Incentive Compensation Program” below, annual incentive awards were paid above target and near the maximum opportunity levels, according to the market competitive award structure approved by the Management Personnel Committee.

For 2012, Gray paid total cash compensation to its NEOs of $3.7 million.  The following table sets forth the actual cash compensation paid to the NEOs in 2012:

	2012
Name	Base Salary ($)		Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Total Cash Compensation ($)
Hilton H. Howell, Jr.	600,000		-	535,970	1,135,970
Robert S. Prather, Jr.	950,000		-	495,028	1,445,028
James C. Ryan	420,000		-	187,590	607,590
Kevin P. Latek	350,000	(1)	-	187,590	537,590
	2,320,000		-	1,406,178	3,726,178

(1)	Prorated annual base salary based on his date of hire by the Company, which was March 1, 2012.

In addition to the cash compensation described above, in 2012 the Management Personnel Committee approved the grant of certain equity awards to the NEOs, and provided limited perquisites and other benefits, as described in the following sections.

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservative, and which aligns long-term compensation with the creation of shareholder value.

The overall compensation program for our executive officers is designed to provide the Management Personnel Committee with the flexibility to offer an appropriate combination of cash (fixed and incentive-based) and equity-based compensation opportunities, in order to retain, motivate and reward our executive officers, as well as align their interests with those of our shareholders.

In order to accomplish these goals, the Management Personnel Committee strives to achieve an appropriate mix between different forms of compensation in order to (1) motivate the executive officers to deliver superior performance in the short-term by providing competitive base salaries, annual incentive opportunities and cash or other bonus opportunities based upon specific achievements, (2) further align the interests of the executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities with the potential for above-market compensation upon the creation of outstanding shareholder value, (3) provide upside and downside risk aligned with other shareholders via meaningful executive stock ownership and a balanced equity portfolio (through grants of stock options and restricted stock), and (4) provide an overall compensation package that promotes executive retention and is aligned with the defined target market position.

Each year, our executive officers are eligible for a base salary increase, annual incentive awards and a long-term incentive award typically based on the Management Personnel Committee’s evaluation of market data, Company and individual performance, and the achievement of certain pre-established goals.  Executive officers also receive limited perquisites that the Management Personnel Committee considers appropriate for the markets in which we operate and to enable us to attract and retain executive talent.  Consistent with 2011, the executive compensation program for 2012 primarily consisted of the following elements:

•	Base salary;

•	Annual incentive compensation opportunities;

•	Long-term incentive compensation opportunities; and

•	Limited perquisites and other benefits.

For 2012, the Management Personnel Committee based compensation decisions on a defined target compensation market position of market median, or 50th percentile, with an opportunity for total compensation between or moderately above the 50th and 75th percentiles as warranted based on Gray’s performance as determined through achieving or exceeding approved performance goals.

Base salaries for our executives are established or adjusted from time to time based on the size and complexity of the Company, the scope of each individual executive’s role, the knowledge and experience of such executive, and the competitiveness of the executive’s total compensation as compared to a peer group and other market data.  In connection with his joining the Company in 2012, Mr. Latek’s salary was determined based on the foregoing and related negotiations in connection with his hiring.

With respect to the granting of non-equity incentive compensation opportunities, the Management Personnel Committee establishes annual metrics and opportunity levels based solely on quantitative goals, which policy is designed to provide additional focus and certainty for management in striving to achieve pre-established goals.  Qualitative individual performance goals generally are not established or used to determine cash bonuses or nonequity incentive plan compensation that might be payable under the Company’s annual incentive compensation plans, absent extraordinary circumstances.

The decision to grant equity-based long-term incentive awards, on an annual basis or otherwise, is generally discretionary in nature.  In undertaking this decision-making process, the Management Personnel Committee is free to consider a number of factors, including the following, or any others deemed appropriate by the Management Personnel Committee:

•	the amount and value of recent equity-based awards, determined by reference to value at either the grant date or a more current date;

•	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;

•	expected short and longer-term Company performance in light of internal budgets or forecasts, or other appropriate data; and

•	the overall competitiveness of current compensation levels when considered against an appropriate peer group, as described below.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also at the Management Personnel Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual nonequity incentive compensation opportunities.

Compensation Framework:  Risk Considerations, Policies, and Process

Risk Considerations

The Management Personnel Committee periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such compensation philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourage executives from taking excessive risk.  In developing Gray’s philosophy, and implementing the Company’s policies and practices, the Management Personnel Committee has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value.  These mitigation strategies include: (1) the annual review and approval of financial performance objectives by the Management Personnel Committee; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; and (3) time-based vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term.  The Management Personnel Committee has reviewed Gray’s compensation philosophy, policies and practices, including its business operations, to determine if they encourage individuals to take unreasonable risks, and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.

Role and Independence of the Compensation Consultant

For 2012, the Management Personnel Committee engaged Grant Thornton LLP, an internationally recognized public accounting and consulting firm, as its compensation consultant to advise the Management Personnel Committee with respect to the implementation of Gray’s compensation philosophy, policies and practices.  The Management Personnel Committee directly hires and has the sole authority to terminate the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Management Personnel Committee.

The Management Personnel Committee takes steps to monitor and manage the independence of its compensation consultant and annually reviews the role of the compensation consultant.  As a result of the policies and procedures in place with respect to the compensation consultant, the Management Personnel Committee believes that the compensation consultant is able to provide candid, direct and objective advice to the Management Personnel Committee that is not influenced by management or any other services provided to Gray by Grant Thornton LLP. As a result, the Management Personnel Committee believes that Grant Thornton LLP is fully independent for purposes of serving as the Management Personnel Committee’s compensation consultant.

Notwithstanding the foregoing, however, as described above, Grant Thornton LLP is a full service public accounting and consulting firm, and the Company has from time to time engaged a unit of Grant Thornton LLP, which is separate and distinct from the unit thereof providing compensation consulting services to the Management Personnel Committee, to provide certain services to the Company, namely, internal audit services.  Management and the Audit Committee of the Company believes that the unit of Grant Thornton LLP that provides these internal audit services is exceptionally qualified to provide such services.

Neither the primary compensation advisor nor any member of the compensation consulting advisory team participates in any of those other services provided to Gray.  Instead, with full knowledge of the Management Personnel Committee, in and for 2012, the Audit Committee engaged a distinct unit of Grant Thornton LLP to provide those consulting services to Gray. Grant Thornton LLP provides the Management Personnel Committee with an annual update on its services and related fees, and the Management Personnel Committee determines whether the compensation consulting services can be performed objectively and free from the influence of management. The Management Personnel Committee has determined that the provision of these separate services did not result in a conflict of interest, or otherwise impair the independence, of Grant Thornton LLP to provide compensation consulting services to the Management Personnel Committee.

Role of Executive Officers

Mr. Howell, the Company’s chief executive officer, may participate in meetings of the Management Personnel Committee in his role as CEO from time to time to provide information to the Management Personnel Committee and answer questions related to management and the performance of Gray, or any specific business or individual, but he is not present when the Management Personnel Committee goes into executive session to make executive officer compensation decisions.

Consideration of Say-On-Pay Vote and Related Matters

The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that Gray’s shareholders shall have the right to vote, on a non-binding basis, on the approval of the compensation of Gray’s NEOs at specified intervals.  Gray’s shareholders most recently voted on this matter at Gray’s 2011 annual meeting of shareholders, and at that time the shareholders also approved a proposal providing that the shareholders would vote on such compensation every three years.  As a result, the next scheduled vote to approve the compensation paid to Gray’s NEOs will be at Gray’s 2014 annual meeting of shareholders.

At our 2011 annual meeting of stockholders, over 96% of the shares voted in person or by proxy voted for the approval of the compensation paid to our NEOs.  The Management Personnel Committee believes that this shareholder vote strongly endorses the compensation philosophy, policies and practices of the Company. After considering the result of the 2011 advisory vote on our executive compensation, the Management Personnel Committee did not believe it was necessary to undertake any material changes in the Company’s executive compensation philosophy or programs.  In addition to consideration given to the results of any “say-on-pay” proposal, the Management Personnel Committee considers any appropriate direct or indirect input from shareholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy and programs.

Compensation Deduction Limitations

Section 162(m) of the IRC generally sets a limit of $1 million on the amount of compensation to each of the executive officers that we may deduct for federal income tax purposes in any given year. However, certain “performance-based” compensation paid in a manner that complies with the requirements of Section 162(m) of the IRC is not included in the calculation of the $1 million cap. Historically, tax deductibility of executive officer compensation has not been a primary objective because of ongoing operating losses on a tax basis and the desire to maximize flexibility in pursuing our incentive and retention objectives. Our executive compensation program historically has not been structured to comply with all the requirements of Section 162(m), but the Management Personnel Committee reviews such requirements and gives due consideration to the most appropriate ways to structure the executive compensation program to satisfy our compensation goals and meet the Section 162(m) deductibility guidelines. We may from time to time design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

Determining Competitive Practices

The Management Personnel Committee, with the assistance of Grant Thornton LLP has established a compensation peer group for purposes of determining competitive compensation for our executive officers.  The Management Personnel Committee believes that the use of peer group benchmarking for executive compensation determination is appropriate and provides data relevant in helping the Committee execute on its stated philosophy.  For 2012, the peer group consisted of other broadcasting companies (television, radio, and companies with a combination of television and radio operations).  As a general guideline, companies were included with revenues of one-half of Gray’s revenue and up to two times Gray’s revenue, with median revenue of the peer group closely aligned with Gray’s revenue, which the Management Personnel Committee believes helps protect against potential volatility in data that may result from changes in peer group company status.

For purposes of establishing and benchmarking 2012 compensation, the compensation peer group consisted of the following fourteen companies:  Belo Corp., Crown Media Holdings, Inc., Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corp., Entravision Communication, Fisher Communications, Inc., Lin TV Corp., Media General, Inc., Nexstar Broadcasting Group, Inc., Radio One Inc., Salem Communications Corp., Sinclair Broadcast Group, Inc. and Spanish Broadcasting System Inc.

For 2012, the Management Personnel Committee used the peer group for relevant executive compensation comparisons, and benchmarked the compensation of each executive officer to market data for executives performing similar roles at peer group companies to determine the market value of Gray’s executive positions.

Process for Establishing Executive Officer Total Compensation

In reviewing NEO compensation levels for 2012, the Management Personnel Committee reviewed a competitive market study prepared by Grant Thornton LLP. The study compared Gray’s practices regarding base salary, bonuses, equity awards and cash incentive awards for its NEOs with market practices as reported in peer group proxy data.

Compensation Decisions Made for 2012

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Management Personnel Committee.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Management Personnel Committee approved our NEOs’ base salaries for 2012 at a meeting in February 2012, including Mr. Latek’s as part of the approval process in connection with his hiring. At that time, the Management Personnel Committee approved 2012 base salary increases for Messrs. Howell and Ryan.

Mr. Howell’s 2012 base salary continued to take into consideration the fact that he devotes less than his full professional time to serving as our Chief Executive Officer, but was increased in light of recent Company performance, Mr. Howell’s active executive leadership of the Company and to improve the competitiveness of his base salary with the peer group data for comparable roles.  The Management Personnel Committee will continue to monitor Mr. Howell’s base salary in the future, and make appropriate adjustments commensurate with his contributions and responsibilities as our Chief Executive Officer and the amount of time devoted to that role.

The Management Personnel Committee believes that Mr. Prather’s base salary continues to be appropriately reflective of (i) the critical role he plays in managing Gray’s performance, (ii) his assigned responsibilities beyond the typical role of a Chief Operating Officer and (iii) the significant institutional knowledge, history and relationships he maintains and leverages on behalf of the Company and its business objectives.

Mr. Ryan’s base salary was increased in recognition of his individual performance and contributions to the Company, and to improve the competitiveness of his base salary with the peer group data for comparable roles.

The annual base salaries for each of our NEOs were as follows for 2012:

Name	2012 ($)		2011 ($)
Hilton H. Howell, Jr.	600,000		500,000
Robert S. Prather, Jr.	950,000		950,000
James C. Ryan	420,000		375,000
Kevin P. Latek	420,000	(1)	N/A

(1) Actual amount paid of $350,000 was prorated from his date of hire by the Company, which was March 1, 2012.

Annual Incentive Compensation Program

At the Management Personnel Committee’s regularly scheduled meeting within the first quarter of each year, including in 2012, and after review of financial and other performance data from the prior fiscal year and certain internally forecasted financial information, the Management Personnel Committee set certain target performance goals under the Company’s annual incentive compensation program for the upcoming year.  These goals are typically quantifiable annual, or other short-term, goals.  Upon the achievement by the Company of these performance goals, the executive officers are eligible for additional cash compensation through the payment of annual incentive awards.  This annual incentive award opportunity is intended to motivate the executive officers toward significant Company performance on an annual basis and, if appropriate, reward them for such achievement.

The Management Personnel Committee established performance goals for 2012 within the parameters of the Company’s annual incentive compensation program based entirely on quantifiable financial performance metrics. The three metrics approved for purposes of setting targets for 2012 annual incentive compensation awards consisted of the financial performance measures historically used by Gray for purposes of valuing the Company’s business and approximating key financial performance covenants in certain financing agreements: (i) revenue (less agency commissions), (ii) broadcast cash flow, and (iii) net operating profit (“NOP”).

For purposes of calculating amounts payable under the Company’s annual incentive compensation program, actual Company performance compared to goal performance for each of the following metrics was determined and calculated discretely:

•	revenue, which is calculated net of agency commissions;

•
NOP, which is calculated by determining total revenue less broadcast and corporate expenses before depreciation, amortization, impairment of intangible assets, gains on disposal of assets, interest expense, income taxes, and loss or early extinguishment of debt; and

•
“Broadcast cash flow,” is defined as NOP plus amortization of non-cash stock based compensation, plus amortization of program broadcast rights, plus common stock contributed to 401(k) plan, less network compensation revenue, less network compensation per network affiliation agreements, less network expense per network affiliation agreements, less payments on program broadcast obligations, and plus corporate and administrative expenses (excluding amortization of non-cash stock based compensation).

For each of the financial performance measures, the following goals were established for 2012:

Financial Performance Measure	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenue (less agency commissions)	352,497	371,049	408,154
NOP	139,749	147,104	161,814
Broadcast cash flow	151,661	159,643	175,607

The target performance goals under the Company’s annual incentive compensation program were aligned with the Company’s internal business plan and annual budget as approved by the Management Personnel Committee. Threshold goals were established at 95% of target so that a level of performance near target was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Management Personnel Committee believed this represented an appropriate amount of stretch in the goals. The Management Personnel Committee reviews the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals.

Annual incentive compensation program payout opportunity levels were established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined financial metrics. Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. Actual awards are determined formulaically by linear interpolation of those actual results as they relate to the established financial performance goals and the percentage by which such goals were achieved or exceeded.

The 2012 annual incentive compensation program award opportunity levels (expressed as a percentage of base salary) approved by the Management Personnel Committee for the NEOs in 2012 were as follows:

	Annual Incentive Opportunity
Name	Threshold	Target	Maximum
Hilton H. Howell, Jr.	30.0%	60.0%	90.0%
Robert S. Prather, Jr.	17.5%	35.0%	52.5%
James C. Ryan	15.0%	30.0%	45.0%
Kevin P. Latek	15.0%	30.0%	45.0%

The Management Personnel Committee determined it was appropriate to provide that Mr. Latek’s annual incentive award opportunity be determined by reference to his annual salary, notwithstanding the fact that he joined the Company March 1, 2012 in light of market and peer-based data, negotiations in connection with his hiring and internal pay equity considerations.

Nonequity annual incentive compensation payments are certified as approved following the Management Personnel Committee’s review of the Company’s audited financial results for the prior fiscal year.  Gray’s reported 2012 results and 2012 annual incentive payout levels were as follows:

Financial Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
	(in thousands)
Revenue (less agency commissions)	352,497	371,049	408,154	404,831
NOP	139,749	147,104	161,814	176,618
Broadcast cash flow	151,661	159,643	175,607	191,126

As a result of actual results exceeding plan goals, and in certain cases exceeding the maximum levels, the following annual incentive compensation payments were made at slightly below the maximum opportunity level, for 2012 performance:

	Incentive Payment For 2012 Performance
Name	Revenue Goal ($)	NOP Goal ($)	Broadcast Cash Flow Goal ($)	Total Incentive Payment ($)	Total Incentive Payment as a Percentage of Base Salary (%)

Hilton H. Howell, Jr.	130,970	135,000	270,000	535,970	89.3%
Robert S. Prather, Jr.	120,965	124,688	249,375	495,028	52.1%
James C. Ryan	45,840	47,250	94,500	187,590	44.7%
Kevin P. Latek	45,840	47,250	94,500	187,590	44.7%
	343,615	354,188	708,375	1,406,178

Long-Term Equity Incentive Awards

In order to be able to provide awards intended to further align the interests of our executive officers and other key management personnel responsible for our growth with the interests of our shareholders through stock price appreciation, we established the 2007 Long Term Incentive Plan, which allows us to grant equity-based awards.  The 2007 Long Term Incentive Plan allows for the grant of various types of awards including performance shares, restricted shares and stock options.  If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our common stock on the date of grant.

The Management Personnel Committee has established guidelines, expressed as a percentage of base salary, for consideration in determining long-term incentive award levels.    The long-term incentive guidelines considered by the Management Personnel Committee in determining long-term incentive awards in 2012 were as follows:

	Long-Term Incentive Opportunity Guidelines
Name	Low End	Upper End
Hilton H. Howell, Jr.	30.0%	90.0%
Robert S. Prather, Jr.	17.5%	52.5%
James C. Ryan	15.0%	45.0%
Kevin P. Latek	15.0%	45.0%

Unlike the formulaic annual incentive award opportunities, which are tied to the Company’s actual performance compared to preset goals, any decision with regard to the nature, timing and amount of long-term incentive awards has historically remained within the discretion of the Management Personnel Committee.

The Management Personnel Committee may exercise this discretion based on a prospective or retrospective and qualitative assessment of factors, as discussed above under the heading Elements of Compensation Program.  As previously disclosed, in April 2012, the Management Personnel Committee approved grants of long-term incentive awards under the 2007 Long Term Incentive Plan to the NEOs (other than Mr. Latek) based on the Company’s and each individual’s performance in 2011, the fact that long-term incentive equity grants had not been made in recent years, total shareholder return as compared to the Company’s peer group, and competitiveness of each NEO’s total compensation. The Management Personnel Committee approved awards equal to the 2011 “target” opportunity guidelines for Messrs. Howell and Ryan, and equal to the “threshold” opportunity guideline for Mr. Prather, given what it deemed the overall competitiveness of Mr. Prather’s total compensation.  At the same time, and based on, among other things, negotiations in connection with his hiring, pay equity considerations and retention considerations, the Management Personnel Committee also determined to grant Mr. Latek a long-term incentive award.

After considering the mix of awards provided by peer group companies to similarly situated executives, and the Company’s executive compensation philosophy, the Management Personnel Committee approved an award mix intended to provide a balance between retention and performance, consisting of restricted stock grants issued with a three-year ratable vesting schedule to begin one year from the date of grant, and stock option grants with four-year ratable vesting beginning one year from the date of grant and with a ten-year contractual term. Specifically, each of Messrs. Howell, Prather, Ryan and Latek received the following awards:

•	Mr. Howell: 75,377 shares of restricted common stock and stock options to purchase 153,062 shares of common stock;

•	Mr. Prather: 41,772 shares of restricted common stock and stock options to purchase 84,822 shares of common stock;

•	Mr. Ryan: 28,267 shares of restricted common stock and stock options to purchase 57,398 shares of common stock; and

•	Mr. Latek: 31,659 shares of restricted common stock and stock options to purchase 64,286 shares of common stock.

In light of the overall value of the award, the Management Personnel Committee determined not to make provision for awards based on prospective 2012 Company or individual executive officer performance at that time.

Subsequent to the grant of the above-described awards, in December 2012 and in recognition of the Company having achieved record financial results in 2012, the then-significant uncertainties surrounding individual income tax rates in 2013 and a stated goal of the Management Personnel Committee to have management’s equity ownership increase to provide better alignment with the interests of the other shareholders of the Company, as well as the fact that the Management Personnel Committee did not provide long-term equity incentive award opportunities based on 2012 performance, the Management Personnel Committee determined it was appropriate to accelerate the vesting of the restricted stock awards made to the NEOs in 2012.  Consequently, the restricted stock awards made to the NEOs in April 2012 were accelerated and became fully vested in December 2012.

Perquisites and Other Benefits

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans.  The Management Personnel Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

Qualified Benefit Plans

The executive officers are eligible to participate in the following qualified benefit plans in which all employees are eligible to participate: the Gray Television, Inc. Capital Accumulation (401(k)) Plan (“Capital Accumulation Plan”) and the Gray Television, Inc. Retirement Plan (“Pension Plan”). Mr. Ryan also participates in the Busse Pension Plan (the “Busse Pension Plan”). The Company acquired Busse Broadcasting Corporation (“Busse”) in July 1998 and the Busse Pension Plan was assumed in that transaction. Mr. Ryan is a former employee of Busse. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the pension plans.

Capital Accumulation Plan

We currently sponsor the Capital Accumulation Plan to encourage eligible employees to defer a part of their current income to provide for their retirement, death or disability under the provisions of Section 401(k) of the IRC. The plan covers all of our employees. Under the Capital Accumulation Plan, participants may elect to make pre-tax savings deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions. For the year ended December 31, 2012, we did not match employee contributions except for employees at one of our stations, in accordance with the terms of their union contract.  Participants are immediately vested in their voluntary contributions plus the actual earnings thereon. Employer contributions and earnings thereon become 100% vested after the participant completes three years of service. The only form of benefit payment under the Capital Accumulation Plan is a single lump-sum payment equal to the vested balance in the participant’s account. The vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.

Pension Plan

Under the terms of the Pension Plan, in the event of the death of an executive officer before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65. If the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55. If the deceased participant would have been eligible for early retirement at the time of death, survivor benefits may commence as soon as practicable. Any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced. In the event a disability occurs before retirement, the accrued benefit will become payable at age 65. No break in service will occur and benefits will continue to accrue during disability. In the event of voluntary termination, the vested accrued benefit will become payable at age 65. If the participant had completed ten or more years of service, the benefit may commence as early as age 55. If the participant had completed less than five years of credited service, the accrued benefit is not vested, and no future benefits would be payable from the Pension Plan.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and the other named executive officers for 2012, 2011 and 2010, respectively.

Name and Principal Position	Year	Salary (1) ($)		Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compen-sation (5) ($)	Total ($)
Hilton H. Howell, Jr.	2012	600,000		-	150,000	247,960	535,970	70,065	58,409	1,662,404
Chief Executive Officer	2011	500,000		-	-	-	413,181	53,629	54,252	1,021,062
	2010	400,000		350,000	-	-	360,000	22,617	63,252	1,195,869

Robert S. Prather, Jr.	2012	950,000		-	83,126	137,412	495,028	85,456	123,900	1,874,922
President and Chief Operating Officer	2011	950,000		-	-	-	457,942	50,775	116,928	1,575,645
	2010	950,000		350,000	-	-	498,750	38,815	125,424	1,962,989

James C. Ryan	2012	420,000		-	56,251	92,985	187,590	110,834	15,766	883,426
Senior Vice President and	2011	375,000		-	-	-	154,943	84,224	14,478	628,645
Chief Financial Officer	2010	350,000		350,000	-	-	157,500	33,277	14,298	905,075

Kevin P. Latek	2012	350,000	(6)	-	63,001	104,143	187,590	14,270	1,887	720,891
Vice President Law and
Development and Secretary

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.

(2)
For 2010, consists of discretionary bonuses for work on behalf of the Company in obtaining an amendment of our senior credit facility and the issuance of our 10½% senior secured second lien notes due 2015.

(3)
Grant date fair value of awards of restricted shares (reported in the “Stock Awards” column) and options (reported in the “Option Awards” column) made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation).  See note 7 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2012 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)
For each year, represents the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31 of the relevant year, and the present value of accumulated benefits at December 31 of the prior year, adjusted for benefit payments made during the year.  The present values of accumulated benefits at December 31 of the relevant year were calculated using the assumptions that were used for the December 31 financial statement disclosures of the relevant year, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 4.31%, 4.84% and 5.85% interest discount, respectively. See the table in the section entitled Pension Benefits herein for additional information, including the present value assumptions used in this calculation.

(5)	See the All Other Compensation Table below for additional information.

(6)	Reflects pro rata portion of $420,000 annual base salary for the period from March 1, 2012, the date of his employment by the Company, through December 31, 2012.

All Other Compensation Table

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2012:

Name	Company Contributions to Defined Contribution Plans ($)	Company Paid Insurance Premiums ($)	Directors’ Fees (1) ($)	Total ($)
Hilton H. Howell, Jr.	-	8,409	50,000	58,409
Robert S. Prather, Jr.	22,500	51,400	50,000	123,900
James C. Ryan	-	15,766	-	15,766
Kevin P. Latek	-	1,887	-	1,887

(1)	Represents fees paid for serving as a member of our Board. See the Director Compensation table for additional information.

Grants of Plan-Based Awards in 2012

Non-equity annual incentive compensation payments were made to our NEOs in 2012 based upon the incentive opportunities set forth in the following table.  Stock awards were made under our 2007 Long Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Under-lying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(2)
Hilton H. Howell, Jr.		180,000	360,000	540,000	-	-	-
	4/2/2012				-	-	-	75,377	153,062	1.99	397,960

Robert S. Prather, Jr.		166,250	332,500	498,750	-	-	-
	4/2/2012				-	-	-	41,772	84,822	1.99	220,538

James C. Ryan		63,000	126,000	189,000	-	-	-
	4/2/2012				-	-	-	28,267	57,398	1.99	149,236

Kevin P. Latek		63,000	126,000	189,000	-	-	-
	4/2/2012				-	-	-	31,659	64,286	1.99	167,144

(1)	For information on actual payouts under non-equity incentive plan awards for 2012 performance, see the column titled Non-Equity Incentive Plan Compensation in the Summary Compensation Table above.

(2)
Grant date fair value of awards computed in accordance with FASB ASC Topic 718.  See note 7 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2012 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2012

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2012.

	Stock Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr.	20,000	-	-	7.64	2/1/2013 (2)	-	-	-	-
	-	153,062	-	1.99	4/1/2021 (3)	-	-	-	-

Robert S. Prather, Jr.	500,000	-	-	7.64	2/1/2013 (2)	-	-	-	-
	-	84,822	-	1.99	4/1/2021 (3)	-	-	-	-

James C. Ryan	75,000	-	-	7.64	2/1/2013 (2)	-	-	-	-
	-	57,398	-	1.99	4/1/2021 (3)	-	-	-	-

Kevin P. Latek	-	64,286	-	1.99	4/1/2021 (3)	-	-	-	-

(1)	All outstanding stock options are (or upon vesting, will be) exercisable for shares of common stock.

(2)	Award is fully vested.

(3)	Award vest in four equal, annual installments, beginning on April 2, 2013.

Option Exercises  and Stock Vested in 2012

The following table provides information on the number of shares of stock vested in 2012 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hilton H. Howell, Jr.	Common	-	-	1,000	2,200
	Common	-	-	75,377	167,337

Robert S. Prather, Jr.	Common	-	-	1,000	2,200
	Common	-	-	41,772	92,734

James C. Ryan	Common	-	-	28,267	62,753

Kevin P. Latek	Common	-	-	31,659	70,283

Pension Benefits

Messrs. Howell, Prather, Ryan and Latek participate in the Pension Plan. The Pension Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, Mr. Ryan would receive retirement benefits paid by Gray under a pension plan with Mr. Ryan’s former employer, Busse Broadcasting Corporation (the “Busse Pension Plan”), which benefit amounts have been frozen since September 1997. The Company acquired Busse Broadcasting Corporation in July 1998 and the Busse Pension Plan was assumed in that transaction.

Our NEOs did not receive any pension benefit payments in 2012. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2012 for the NEOs:

Name	Number of Years Credited Service (1) (#)	Plan Name	Present Value of Accumulated Benefit (2) ($)
Hilton H. Howell, Jr.	10	Gray Television, Inc. Retirement Plan	201,285

Robert S. Prather, Jr.	11	Gray Television, Inc. Retirement Plan	410,052

James C. Ryan	14	Gray Television, Inc. Retirement Plan	302,543
	9	Busse Pension Plan	89,113

Kevin P. Latek	1	Gray Television, Inc. Retirement Plan	14,270

(1)	Computed as of the same measurement date as used for 2012 financial statement reporting purposes.

(2)
The Present Value of Accumulated Benefit was calculated using the assumptions that were used for 2012 financial statement reporting purposes, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 4.31% interest discount rate.

Potential Payments upon Termination or Change in Control

Our NEOs do not have employment or other agreements with us that provide severance in the event of a change in control, except to the extent that the 2007 Long Term Incentive Plan, the Pension Plan, the Capital Accumulation Plan and the Busse Pension Plan contain such provisions that are applicable to all participants. The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if each NEO’s employment had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2012, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2012. These benefits include benefits available generally to salaried employees, such as distributions under the Pension Plan, Busse Pension Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job, and “change of control” means any of the following: (1) any person becoming the beneficial owner of 45% or more of the combined voting power of our then outstanding shares; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, in which the holders of our common stock immediately prior to the acquisition do not own 51% percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or (6) our shareholders approve any plan or proposal for our liquidation or dissolution.

The 2007 Long Term Incentive Plan provides that if a NEO’s termination of employment occurs as a result of death or disability, incentive stock options issued under the 2007 Long Term Incentive Plan will be exercisable for 12 months after such termination.  If the NEO dies within 12 months of termination by reason of disability, then the period of exercise following death will be the remainder of the 12-month period or three months, whichever is longer.  If the NEO dies within 3 months after termination for any other reason, the period of exercise is three months. However, in no event shall the incentive stock option be exercised more than ten years after its grant.

The 2007 Long Term Incentive Plan provides that if a NEO’s termination of employment occurs as a result of death, retirement or disability, nonqualified stock options issued under the 2007 Long Term Incentive Plan have will terminate 12 months after such termination; provided, however, if the NEO dies within 12 months after termination of employment by retirement or disability, the period of exercise shall be three months after date of death.  As with the incentive stock options discussed above, in no event shall the nonqualified option be exercised more than 10 years after its grant.

The 2007 Long Term Incentive Plan provides that the committee administering the 2007 Long Term Incentive Plan has the authority to make adjustments to the awards granted under the 2007 Long Term Incentive Plan upon a change in control, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, or the termination of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the committee of the vested and/or unvested portion of the award.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control, on December 31, 2012:

Name	Involuntary Termination (1)(2) ($)	Death (1)(3) ($)	Disability (1)(4) ($)	Voluntary Termination (1)(2) ($)	Change of Control (1)(5) ($)
Hilton H. Howell, Jr.	235,900	1,376,414	3,305,360	235,900	483,860
Robert S. Prather, Jr.	73,077	2,388,267	450,489	73,077	620,541
James C. Ryan	423,964	2,111,643	3,117,949	423,964	516,949
Kevin P. Latek	14,270	160,955	4,589,913	14,270	118,413

(1)
Gray does not have a formal severance policy for its NEOs. At the time of a separation from service for any reason, the Board may use discretion to determine each executive’s severance payment, if any. The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary.

(3)
Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)
Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)
Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested stock options.

Director Compensation

The current compensation and benefit program for directors is designed to fairly compensate directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2012 included the following cash compensation elements:

Description	Amount ($)
Chairman of the Board's annual retainer fee	40,000
Director's annual retainer fee	35,000
Chairman of the Board fee per board meeting	4,000
Director's fee per board meeting	3,000
Audit Committee chairman fee per committee meeting	4,000
Audit Committee member fee per committee meeting	3,500
Other Committee chairman fee per committee meeting	3,000
Other Committee member fee per committee meeting	3,000

Directors are generally paid the above fee arrangement for participation in person or by telephone in any meeting of the Board or any committee thereof.

In addition, pursuant to the terms of our Directors’ Restricted Stock Plan and the 2007 Long Term Incentive Plan, we may grant our directors equity-based awards, including stock options and shares of restricted stock.

In May 2012, in light of recent Company performance and the fact that directors had not been granted equity awards in recent years, the Management Personnel Committee approved grants of shares of restricted stock valued at $40,000 to each of our nonemployee directors.  These grants were to vest in full on May 31, 2013, one year from the date of grant.  In December 2012 and in recognition of the Company’s exceptional performance, and the then-uncertainties surrounding individual income tax rates in 2013, the Management Personnel Committee determined it was appropriate to accelerate the vesting to December 2012 of these restricted stock awards to the nonemployee directors.

Director Compensation in 2012

The table below presents the directors’ compensation for 2012:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
William E. Mayher, III	82,000	40,000	-	-	122,000
Chairman of the Board of Directors
Richard L. Boger	70,500	40,000	-	-	110,500
Ray M. Deaver (5)	62,000	40,000	-	-	102,000
T. L. Elder	67,500	40,000	-	-	107,500
Hilton H. Howell, Jr.	50,000	-	70,065	8,409	128,474
Robin R. Howell	38,250	40,000	-	-	78,250
Howell W. Newton	70,000	40,000	-	-	110,000
Hugh E. Norton	62,000	40,000	-	-	102,000
Robert S. Prather, Jr.	50,000	-	85,456	73,900	209,356
Harriett J. Robinson	50,000	40,000	-	-	90,000
J. Mack Robinson (6)	23,500	40,000	-	-	63,500

(1)	Represents cash compensation earned in 2012 for Board and committee service.

(2)
Grant date fair value of awards of restricted shares made in the year indicated, computed in accordance with FASB ASC Topic 718.  See note 7 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2012 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(3)	Reported above within “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	Reported above within “All Other Compensation” in the Summary Compensation Table.

(5)	Retired from the Board effective December 31, 2012.

(6)	Retired from the Board effective May 30, 2012.

The members of our Board are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board and any committees. These expenses include but are not limited to mileage, hotel rooms, meals and air transportation.

REPORT OF MANAGEMENT PERSONNEL COMMITTEE

The following Report of the Management Personnel Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Management Personnel Committee consists of Messrs. Boger (member and Chairman since December 2012) and Norton, and Dr. Mayher. Prior to December 2012, Mr. Deaver (who retired from the Board in December 2012) served as Chairman. The Management Personnel Committee, acting in its capacity as the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Management Personnel Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Management Personnel Committee of the Board.

Richard L. Boger, Chairman
William E. Mayher, III
Hugh E. Norton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger and Norton, and Dr. Mayher, are the current members of the Management Personnel Committee, which serves as our Compensation Committee. No member of the Management Personnel Committee was an employee or officer of Gray or any of its subsidiaries during 2012 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company was not party to any related party transactions required to be disclosed in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than ten percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than ten percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2012 all Section 16(a) filing requirements applicable to our officers, directors and ten percent beneficial owners were met, except for one filing, relating to a single transaction, on behalf of Howell W. Newton which was inadvertently filed late due to a clerical oversight.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. McGladrey LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the year ended December 31, 2012 and discussed them with both management and McGladrey LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. McGladrey LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and McGladrey LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with McGladrey LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from McGladrey LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with McGladrey LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by McGladrey LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman
Richard L. Boger
T. L. Elder
William E. Mayher, III

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2013 Annual Meeting. However, if any other matters are properly brought before the 2013 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2014 Annual Meeting of Shareholders must be received at our principal executive offices by December 26, 2013, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2014 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we:  (1) receive notice of the proposal before the close of business on March 11, 2014 and advise shareholders in the 2014 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on March 11, 2014. Notices of intention to present proposals at the 2014 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Vice President, Law and Development, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv under the heading SEC Filings. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 266-8333. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed in the future.

GRAY TELEVISION, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GA 30319

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56540-P36041 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Richard L. Boger
02) T. L. Elder
03) Hilton H. Howell, Jr.
04) Robin R. Howell
05) William E. Mayher, III
06) Howell W. Newton
07) Hugh E. Norton
08) Robert S. Prather, Jr.
09) Harriett J. Robinson

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of McGladrey LLP as the Company's independent registered public accounting firm for 2013.	☐	☐	☐

NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date